EXHIBIT 99.1

PRESS RELEASE



Contact:   Robert Earl                                Jeffrey Taufield
           Chairman, Chief Executive Officer          Kekst and Company
           (407) 351-4511                             (212) 521-4800

               PLANET HOLLYWOOD ANNOUNCES RESTRUCTURING AGREEMENT

           --PLAN WILL PROVIDE WORKING CAPITAL TO EFFECT A TURNAROUND
                  AND POSITION THE COMPANY FOR FUTURE SUCCESS--

                  --COMPANY TO CONTINUE STEPS ALREADY UNDERWAY
                   TO REVITALIZE PLANET HOLLYWOOD OPERATIONS--

Orlando, FL, August 17, 1999 - Planet Hollywood International, Inc. (NYSE: PHL) today announced it has entered into an agreement in principle with a subcommittee representing holders of its Senior Subordinated Notes due 2005 and with an investor group organized by Robert Earl, the Company's founder and Chief Executive Officer, to restructure the Company's financial position. The plan is designed to enable Planet Hollywood to resolve its financial difficulties, stemming in part from its rapid expansion in 1996 and 1997, while positioning the Company for a return to long-term profitability.

The plan includes a $30 million equity investment from an investor group including two of the Company's largest shareholders, HRH Prince Alwaleed Bin Talal and Mr. Ong Beng Seng, and a Trust in which the sole beneficiaries are Mr. Earl's children. This capital infusion will provide the Company with the necessary working capital to continue moving forward with its strategy to improve performance by refocusing on its core base of Planet Hollywood restaurants and disposing of non-core businesses and unprofitable units.

The proposed plan is conditioned upon acceptance of the offer by holders of not less than $160 million of the Notes. The plan has already received the unanimous support of the subcommittee, representing a minority of the Notes. The subcommittee, which was advised by Houlihan, Lokey, Howard and Zukin, will recommend acceptance of the agreement to an informal committee representing a majority of the $250 million outstanding principal amount of the Notes. Planet Hollywood has been in default on interest due on the Notes since April 1999.

The proposed agreement provides for the satisfaction of the Notes through the issuance of a combination of $47.5 million of cash, $60 million of New Secured PIK Notes, and New Common Stock, which will give holders of the Notes a 26.5% equity stake in the reorganized Company. The investor group will invest $30 million to purchase a 70% equity stake in the reorganized Company and will assist in obtaining a minimum $40 million bridge facility (the "New Senior Secured Notes"), which will be secured by


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substantially all assets and will receive 3.5% of the New Common Stock. The liens of the New Secured PIK Notes will be subordinate to the New Senior Secured Notes and up to $25 million for a working capital facility.

In addition, all currently existing shares of the Company's common stock will be cancelled and exchanged for 200,000 New Warrants for the New Common Stock exercisable for three years. The exercise price of the New Warrants will be set at a level such that the Warrants will be "in the money" only to the extent unsecured creditors, including holders of the Notes, are paid in full.

Mr. Earl commented, "We are pleased to have reached an agreement in principle that will enable Planet Hollywood to restructure its financial obligations and will provide the Company with sufficient working capital going forward to effect a turnaround of the business. We are confident we are taking the necessary steps to revitalize our Planet Hollywood operations, and this plan will allow us to continue implementing our strategy. We remain committed to providing consumers with an exciting and unique dining experience, including great food at great prices, and we believe this restructuring will put us in a position to do just that for many years to come."

Under the proposed plan, the Company's Board of Directors will be reconstituted to consist of five members designated by the investor group organized by Mr. Earl and two members designated by the holders of the Notes. Planet Hollywood will attempt to negotiate the restructuring of various of its leasehold and other debt obligations as part of a definitive reorganization plan. The restructuring will be effected through a voluntary pre-negotiated or pre-packaged chapter 11 filing, subject to formal documentation. The Company intends to continue its operations in the normal course of business as it implements its business plan to refocus its core Planet Hollywood operations, reduce overhead costs, and continue the disposition of excess assets.

Planet Hollywood's objective is to finalize and implement the restructuring prior to year-end. However, there is no assurance that the restructuring will be effectuated or as to the final terms of the restructuring.



Certain statements contained herein are forward-looking statements which involve known and unknown risks and uncertainties which may cause the Company's actual results to differ materially from what is currently anticipated. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include, without limitation, the Company's expectations and estimates as to the introduction of new products and merchandise, future financial performance, final figures for past financial performance, the possibility of a non-recurring charge, improved results because of new strategies, the possibility of gains or losses from dispositions of assets or facilities, and anticipated capital expenditures. Readers should consider statements which use the terms "believes," "expected," "expects," "plans," "intends," "estimates," "anticipated," or "anticipates" to be uncertain and forward-looking. Such statements reflect the current views of the Company with respect to future events and are subject to risks, uncertainties and assumptions. In addition to factors described in the Company's SEC filings, the following factors, among others, could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by the Company: (i) difficulties or delays in developing and introducing new products and merchandise or the failure of customers to accept new product offerings; (ii) changes in consumer preferences, including reduced consumer demand for the Company's products and brand; (iii) difficulties or delays in the Company's implementation of initiatives and strategies, including the introduction of a new menu; (iv) unanticipated costs or difficulties or delays in completing projects associated with the Company's new merchandising and marketing strategies; (v) effects and changes in economic conditions, including inflation and monetary conditions, and in trade, monetary, fiscal and tax policies in countries and regions outside of the U.S. in which the Company operates, including Asia; (vi) actions taken by competitors, including business combinations, new product offerings and marketing and promotions successes;
(vii) difficulties or delays in realizing improved results from operating consolidations or the sale of certain facilities or assets held for sale or franchise; and (viii) success of the Company's franchisees and licensees and the manner in which they promote, operate or develop the Company's brands; (ix) the availability of sufficient capital to service the Company's debt obligations and to finance the Company's business plans on terms satisfactory to the Company; and (x) the success of the Company's marketing of certain assets and pursuit of financing alternatives. The Company assumes no responsibility to update forward-looking information contained herein.

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